Exhibit 3.39

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:40 PM 05/02/2007
FILED 03:23 PM 05/02/2007
SRV 070508758 – 4055547 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Interactive Data Managed Services, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Paragraph 1 is deleted in its entirety and replaced with the following:

“1. The name of the Company is Interactive Data Managed Solutions, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 26th day of April, 2007.

By:
Andrea H. Loew, Secretary